SCHEDULE TO LOAN AND SECURITY AGREEMENT
                                 DATED:  July 27, 2010

     This Schedule is part of the Agreement between:

          CRESTMARK COMMERCIAL CAPITAL LENDING LLC ("CRESTMARK")
          726 HIGHLANDIA DRIVE
          BATON ROUGE, LA 70810
          ATTN:  PATRICK HANEY, GROUP PRESIDENT
          FACSIMILE #:  (225) 293-7205
AND
          DATARAM CORPORATION ("BORROWER")
          186 PRINCETON ROAD
          WEST WINDSOR, NJ 08550
          ATTN:  JOHN FREEMAN, CEO/PRESIDENT
          FACSIMILE #:  (609) 936-1689

The following paragraph numbers correspond to paragraph numbers contained in the Agreement.

2.     LOAN; LOAN ADVANCES.

       Advance Formula: Advances of the Loan may be measured against a percentage of Eligible Accounts.

       The Loan Amount may not exceed an amount which is the lesser of:

       (a)     Five Million Dollars ($5,000,000.00) ("Maximum Amount"); or

       (b)     Eighty percent (80%) of Eligible Accounts (the "Advance
Formula").

Crestmark in its sole discretion may raise or lower any percentage advance rate with respect to the Advance Formula.

     Eligible Accounts are accounts that arise in the ordinary course of business, are represented by an invoice, are presently due, are free from any dispute, are not from any parent, subsidiary or affiliate of Borrower, and are acceptable to Crestmark in its sole discretion. Excluded from Eligible Accounts are accounts that: (i) are more than 90 days from invoice date; (ii) with the exception of account debtors from Canada, are from a foreign account debtor; (iii) are from an account debtor on a bill and hold, guaranteed sale, C.O.D. sale, return sale of any kind, sale on approval, consignment or other conditional sale; (iv) are for tooling; (v) are contra accounts or are from an account debtor who is owed money by Borrower; or
(vi) are in excess of twenty percent (20%) cross aging by dollar amount.

Crestmark will determine in its sole discretion whether any Collateral is eligible for an Advance, but no Collateral will be considered eligible unless the requirements set forth above are met. Regardless of whether any Collateral is eligible, it is still part of the Collateral securing the Obligations.

Prior to any request for an Advance Borrower must furnish to Crestmark invoices, credit memos, purchase orders, evidence of delivery, proof of shipment, timesheets or any other documents Crestmark requests, in its sole discretion, with respect to the Accounts that Borrower is tendering to Crestmark to support the Advance ("Account Documents"). Crestmark will endeavor to provide the requested Advance by the end of the next business day following the date it receives the request as long as the complete package of information for the request has been received by Crestmark by 3:00 p.m. Central Time on the date of the request for the Advance. All requests for funding will be subject to Crestmark's then standard fees for electronic funds transfer, wire transfers and check services.

Each time an Advance is made, the amount of the Obligations will be increased by the amount of the Advance. Three (3) business days ("Clearance Days") after checks, ACH or wire transfers or other credit instruments are applied to a specific invoice, Crestmark will credit the Loan Account with the net amount actually received. On the date a collection is applied to a specific invoice Borrower will receive immediate credit on such funds in determining availability for Advances.

When Crestmark receives a payment from an Account Debtor, it will attempt to apply it against the appropriate Account Debtor and invoice according to the Account Debtor's remittance advice. If it is not clear which Account Debtor or invoice the payment is to be applied against, Crestmark may contact Borrower or the payor for assistance.

4.     FEES AND EXPENSES.   The following fees will be paid by Borrower:

       These Fees are in addition to the Fees set forth in the Note or elsewhere in the Agreement.

       Misdirected Payment Fee: Borrower will pay Crestmark a misdirected payment fee in an amount equal to fifteen percent (15%) of the amount of any payment where said payment has been received by Borrower and not delivered in kind or the proceeds paid by Borrower to Crestmark within two (2) business days.

       Monthly Maintenance Fee: Each month Borrower will pay Crestmark a monthly maintenance fee (the "Maintenance Fee") of six-tenths of one percent (0.6%) of the monthly average principal balance of the Loan outstanding from the preceding month as a maintenance fee commencing on the first (1st) day of the month following the initial Advance, and continuing on the first
(1st) day of each month thereafter until this Agreement is terminated and Crestmark is repaid the Indebtedness in full, including any exit fee contained in the Note.

       Exit Fee: Borrower may elect to prepay the Obligations and/or terminate the Agreement but only upon the payment of all Obligations including the following exit fee ("Exit Fee"), as liquidated damages and not as a penalty: Two percent (2%) of the Maximum Amount stated herein, if termination is requested more than thirty (30) days prior to the first anniversary date of this Note. Borrower shall not be responsible for the Exit Fee if it provides Crestmark with sixty (60) days written notice of its intent to terminate if Borrower in good faith believes that Crestmark has not made advances to Borrower when it is not in Default of its obligation under the Agreement or has not deemed acceptable a material amount of accounts that are not otherwise excluded from Eligible Accounts pursuant to paragraph 2 of the Schedule to the Agreement. After the first anniversary date hereof, the Exit Fee will be waived so long as Borrower notifies Crestmark in writing within thirty (30) days of Borrower's intention to terminate the Agreement.

5.     LOCKBOX.

           The Lockbox Account means:

               Crestmark Capital
               P.O. Box 41047
               Baton Rouge, LA  70835

           As long as this Lockbox Bank is used there will be no additional itemized lockbox charges to Borrower.

10.     REPRESENTATIONS.

        (A) Borrower's state of organization is New Jersey and its state organizational identification number is 3407220000.

        (D) Ring Technology v. Add-On Computer Peripherals, LLC, Case No. 10-104(E.D. Texas).

        (F) List Security Interests in the Collateral held by creditors other than Crestmark as Permitted Encumbrances:

                                                                    TYPICAL
                                                   APPROXIMATE      MONTHLY
                                                                     VALUE
VENDOR                   PRODUCT                 VALUE 7/27/2010     RANGE
____________________________________________________________________________

         Various Dynamic Access Memory Chips                      $50,000-
Hynix    (DRAMS)                                        $72,000   $300,000
Sheerr
Memory,                                                           $3,000,000-
LLC      Finished Memory Modules, DRAMS              $3,000,000   $4,500,000
         Printed Circuit Boards
         Misc. electronic components (eg. Capacitors, resistors)

        (J)     List Borrower's Tradenames:

                Dataram
                Micro Memory Bank
                Sterling Memory
                18004memory.com
                memorystore.com

11.     BORROWER'S PROMISES:

        E. FINANCIAL COVENANTS: Borrower will maintain the following Financial Covenants, which will be tested on a quarterly basis:


               A minimum Tangible Net Worth of at least Five Million Seven Hundred Thousand Dollars ($5,700,000.00). "Tangible Net Worth" means, as of the date of determination, total assets less total liabilities less the sum of (i) the aggregate amount of non-trade Accounts Receivable, including Accounts Receivable from affiliated or related Persons but excluding any value added tax receivable;
        (ii) prepaid expenses; (iii) deposits; (iv) net leasehold improvements; (v) goodwill; and (vi) any other asset which would be treated as an intangible asset under GAAP, plus Subordinated Debt. "Subordinated Debt" means any and all indebtedness presently or in the future incurred by Borrower to any creditor of Borrower entering into a written subordination agreement with Crestmark.

               All of the financial covenants in this Agreement shall be determined in accordance with GAAP, unless otherwise provided.

               "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

13.     FINANCIAL REPORTS.

        Management Prepared Financial Statements: Borrower will deliver to Crestmark management prepared financial statements, balance sheets, and profit and loss statements for the quarter then ended, certified to by the president or chief financial officer of Borrower. Such reports will set forth the financial affairs and true condition of Borrower for such time period and will be delivered to Crestmark no later than forty five (45) days after the end of fiscal quarter.

       Annual Financial Statements: Each year Borrower will deliver to Crestmark annual financial statements, cash flow statements, balance sheets, and profit and loss statements audited by a certified public accountant acceptable to Crestmark, all without exceptions. Such reports will set forth in detail Borrower's true condition as of the end of Borrower's fiscal year no later than ninety (90) days after the end of Borrower's fiscal years.

All financial statements are and will be prepared in accordance with GAAP applied on a consistent basis.

       Accounts Receivable, Accounts Payable Aging and Inventory Reports:
Borrower will furnish to Crestmark the following certified to by the president or chief financial officer of Borrower within the time periods set forth:

       (a) Accounts Receivable Reports: Monthly detailed Accounts Receivable Aging Reports no later than fifteen (15) days after the end of each month; and

       (b) Accounts Payable Reports: Monthly detailed Accounts Payable Aging Reports due no later than Monday following the end of each week.

       Tax Returns: Borrower will provide Crestmark with current annual tax returns prior to August 15 of each year or if an extension is filed, at the earlier of (a) filing, or (b) the extension deadline.

       Field Examinations: Borrower will reimburse Crestmark for the costs to perform at least one field examination per year (frequency of field examinations to be determined in Crestmark's sole discretion) of Borrower's books and records, assets and liabilities, to be performed by Crestmark's inspector, whether a Crestmark officer or an independent party with all expenses (whether for a Crestmark employee or otherwise, together with all out of pocket expenses including, but not limited to, transportation, hotel, parking, and meals) paid by Borrower. Upon Default, the number of field examinations to be reimbursed by Borrower may be increased in Crestmark's sole discretion. Field examinations are performed for Crestmark's internal use and Crestmark has no obligation to provide Borrower with the results of the examination or copies of any reports or work papers in whole or in part. Borrower's reimbursement of field examinations will not exceed fifteen thousand dollars ($15,000.00) per year.

       Tax Deposit Evidence: Upon Crestmark's request, submit payroll summaries and evidence of tax payments together with copies of bank statements from which the funds are impounded.

       Customer Lists: Upon Crestmark's request, Borrower will deliver to Crestmark detailed customer lists showing the customer's name, address, phone number and any other information Crestmark reasonably requests.

       Projections:     Upon Crestmark's request, Borrower shall deliver to
Crestmark, financial projections including balance sheet, income statements, and statement of cash flows together with assumptions for the following year, broken down monthly.

       Other Information: Upon Crestmark's request, Borrower will also deliver to Crestmark such other financial statements, financial reports, documentation, tax returns and other information as Crestmark requests from time to time.

18.     NOTICES.     Addresses for Notices are as set forth at the beginning
of this Schedule.


CRESTMARK:                               BORROWER:
_________                                ________

CRESTMARK COMMERCIAL                     DATARAM CORPORATION
CAPITAL LENDING LLC

By:/s/ Patrick M. Haney                  By:  /s/ John H. Freeman
   ___________________________               ____________________________
       Patrick M. Haney, Group President
                                         Print Name:  John H. Freeman
                                                    _____________________

                                         Title:  President & CEO
                                               __________________________